Exhibit 16.1

April 1, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Beam Global
File Reference No. 000-53204

We were previously the independent registered public accounting firm for Beam Global and under the date of March 30, 2021, we reported the financial statements of Beam Global, as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020.

Effective April 1, 2021 we were dismissed as the independent registered public accounting firm. We have read Beam Global’s disclosures included in Item 4.01 “Changes in Registrant’s Certifying Accountant” on Beam Global’s Form 8-K dated April 1, 2021 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Certified Public Accountants and Consultants